Exhibit F

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”) dated as of October 2, 2009 among:

(i) PartnerRe Ltd., a Bermuda exempted Parent (“Parent”); and

(ii) Hellman & Friedman Capital Partners V (Cayman), L.P., Hellman & Friedman Capital Partners V (Cayman Parallel), L.P. and Hellman & Friedman Capital Associates V (Cayman), L.P.  (collectively, the “Holders”, and each, a “Holder”);

W I T N E S S E T H:

WHEREAS, Parent intends to consummate, through Purchaser (as defined below), a series of transactions in order to acquire Paris Re Holdings Limited, a Swiss corporation (the “Company”); and

WHEREAS, as the first step in acquiring the Company, Parent desires to cause Purchaser to purchase (the “Purchase”) all of the Company Shares (as defined below) owned by the Holders, and the Holders, as the owners of such Company Shares, desire to sell such Company Shares to Purchaser, upon the terms and subject to the conditions of the Securities Purchase Agreement among the Company, the Holders, certain other holders (the “Other Holders”) and the Parent dated as of July 4, 2009 (the “Securities Purchase Agreement”).

NOW, THEREFORE, in order to induce the Holders to sell their Company Shares pursuant to the Securities Purchase Agreement, the Parent has agreed to provide the registration rights set forth in this Agreement.

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

“Adverse Disclosure” means public disclosure of material nonpublic information that has not been, and is not otherwise required to be, disclosed to the public, and that, in Parent’s good-faith judgment after consultation with outside counsel to Parent:  (i) would be required to be made in any Registration Statement or report filed with the Commission by the Parent so that such Registration Statement or report would not be materially misleading; (ii) would not be required to be made at such time but for the filing of such Registration Statement; and (iii)

would not be in the best interests of the Parent to disclose in a Registration Statement at such time.

“affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, “control” when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required by applicable law to close.

“Commission” means the Securities and Exchange Commission.

“Company” shall have the meaning set forth in the preamble.

“Company Shares” means the common bearer shares, CHF 4.51 par value per share of the Company.

“Closing” means the closing of the purchase and sale of the Company Shares pursuant to the Securities Purchase Agreement.

“Closing Date” means the date of the Closing.

“Email” shall have the meaning set forth in Section 3.01.

“Holder” shall have the meaning set forth in the preamble.

“Holders’ Counsel” shall have the meaning set forth in Section 2.02.

“Holder Indemnified Person” shall have the meaning set forth in Section 2.05(a).

“Investor Agreement” means each Investor Agreement entered into by the Company and (i) the Holders or (ii) one or more of the Other Holders in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

“Lock-up Period” shall have the meaning set forth in Section 2.01(f).

“Losses” shall have the meaning set forth in Section 2.05(a).

“Other Holders” shall have the meaning set forth in the preamble.

“Parent Common Shares” means the common bearer shares, $1.00 par value per shares of the Parent.

“Parent Equity Offering” shall have the meaning set forth in Section 2.01(f)

“Parent Indemnified Person” shall have the meaning set forth in Section 2.05(b).

“Person” or “person” means an individual, corporation, association, partnership (as such term is used in Section 13(d)(3) of the Exchange Act), limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any group (within the meaning of Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.

“Purchase” shall have the meaning set forth in the preamble.

“Purchaser” shall have the meaning given to such term in the Transaction Agreement.

“Prospectus” means the prospectus included in any Shelf Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Shelf Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Shelf Registration Statement, and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Registrable Securities” means the Parent Common Shares owned by the Holders or the Other Holders and any securities owned by the Holders or the Other Holders which may be issued or distributed in respect thereof by way of stock dividend or stock split or other distribution, recapitalization or reclassification.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earlier of (i) the date when such securities have been sold or otherwise transferred by the holder thereof pursuant to an effective Shelf Registration Statement, (ii) the date such securities have been sold to the public in accordance with Rule 144, (iii) the date such securities are no longer outstanding, or (iv) two years following the Restriction Termination Date (the “Two Year Period”), as extended in accordance with Sections 2.01(e), 2.01(f) and 2.03(a)(v).

“Requested Information” shall have the meaning set forth in Section 2.03(b).

“Restriction Termination Date” shall have the meaning set forth in the Investor Agreement.

“Scheduled Black-out Period” means the period from and including the Business Day preceding the last day of a fiscal quarter of the Parent to and including the Business Day after the day on which the Parent publicly releases its earnings for such fiscal quarter.

“Securities Purchase Agreement” shall have the meaning set forth in the preamble.

“Shelf Demand Notice” shall have the meaning set forth in Section 2.01(b).

“Shelf Demand Offering” shall have the meaning set forth in Section 2.01(b).

“Shelf Registration Period” shall mean the period starting on the Restriction Termination Date and ending on the date that the Parent Common Shares owned by the Holders or the Other Holders and any securities owned by the Holders or the Other Holders which may be issued or distributed in respect thereof by way of stock dividend or stock split or other distribution, recapitalization or reclassification cease to be Registrable Securities.

“Shelf Registration Statement” shall have the meaning set forth in Section 2.01(a).

“Shelf Resale” shall have the meaning set forth in Section 2.01(b).

“Shelf Resale Notice” shall have the meaning set forth in Section 2.01(b).

“Underwriter Indemnified Person” shall have the meaning set forth in Section 2.05(a).

“Underwritten Offering” means a sale of securities of the Parent to an underwriter or underwriters for reoffering to the public.

ARTICLE 2
DEMAND REGISTRATION

Section 2.01.  Shelf Registration.  (a) No later than the Restriction Termination Date, the Parent will (i) have an effective shelf registration statement in place that shall permit resales by the Holders of Registrable Securities and that shall include a plan of distribution substantially in the form set forth in Exhibit A and (ii) file pursuant to Rule 424 (or any similar provision then in force) a Prospectus relating to such Shelf Registration Statement, which Prospectus shall contain the names and address of the Holders and all of the Registrable Securities owned by such Holders. The term “Shelf Registration Statement” as used herein means an existing shelf registration statement and any post-effective amendment thereto or a new shelf registration statement.  The Parent shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective (including by filing any necessary post-effective amendments to such Shelf Registration Statement or a new Shelf Registration Statement) throughout the Shelf Registration Period.

(b)                                 Shelf Resales.  If at any time during the Shelf Registration Period, a Holder desires to sell all or any portion of its Registrable Securities under such Shelf Registration Statement in a non-underwritten sale (a “Shelf Resale”), such Holder shall notify the Parent of such intent (such notice, the “Shelf Resale Notice”) at least one business day prior to such proposed sale.  No Shelf Resale shall be permitted during any Scheduled Black-out Period and no Shelf Resale Notice that would result in a Shelf Resale during any Scheduled Black-out Period shall be permitted to be given.

(c)                                  Shelf Demand Offering.  If at any time during the Shelf Registration Period, a Holder desires to sell all or any portion of its Registrable Securities under such Shelf Registration Statement in an underwritten sale (a “Shelf Demand Offering”), such Holder shall cause the Holders’ Counsel to notify the Parent of such intent (such notice, the “Shelf Demand Notice”).  No Shelf Demand Notice that would result in a Shelf Demand Offering during any Scheduled Black-out Period shall be permitted to be given.  The Shelf Demand Notice shall:  (1) specify (x) the aggregate number of Registrable Securities requested to be sold in such Shelf Demand Offering and (y) the identity of the Holders and the Other Holders participating in the Shelf Demand Offering.  The Holders’ Counsel will notify all Holders and Other Holders that have previously notified the Holders’ Counsel that they desire to effect coordinated sales (the “Coordinating Holders”) of such request and offer the opportunity to participate in the Shelf Demand Offering and shall coordinate the determination of the extent of such participation, and the Holders’ Counsel will confirm in the Shelf Demand Notice to the Parent that it has done so.  If any Coordinating Holder declines the opportunity to participate in the Shelf Demand Offering, such Coordinating Holder shall not be permitted to dispose of any Registrable Securities during the period commencing from the date of receipt of the notice of such request from the Holders’ Counsel until the earlier of the date that is (i) five (5) days after the pricing of such Shelf Demand Offering and (ii) two (2) weeks after receipt of the notice of such request from the Holders’ Counsel.  Any Holders and Other Holders that are not Coordinating Holders will not be subject to the limitation in the preceding sentence.  Subject to Sections 2.02(a) and 2.03(b)(i), the Parent shall include in the Shelf Demand Offering all Registrable Securities requested to be sold in the related Shelf Demand Notice pursuant to this Section 2.01(c).  Upon receipt of the Shelf Demand Notice from the Holders’ Counsel, the Parent shall as soon as reasonably practicable prepare and file a supplement to the related Prospectus, post-effective amendment to the Shelf Registration Statement and/or Exchange Act reports incorporated by reference into the Shelf Registration Statement and take such other actions as reasonably necessary or appropriate to permit the consummation of such Shelf Demand Offering.  The Holders’ Counsel shall have the right to withdraw a Shelf Demand Notice by giving written notice to the Parent.  A Shelf Demand Notice, so withdrawn, shall be considered to be a Shelf Demand Offering and shall count against the number of Shelf Demand Offerings that the Parent is required to effect unless (i) the revocation is based upon (x) any fact, circumstance, event, change, effect or occurrence that individually or in the aggregate with all other facts or circumstances, events, changes, effects or occurrences has a material adverse effect on the Parent, (y) material adverse information concerning the Parent that the Parent had not publicly revealed at least forty-eight hours prior to the request or that the Parent had not otherwise notified the participating Holders and Other Holders of at the time of such demand or (z) the Parent imposing a Suspension Period, and (ii) the Holders and Other Holders included in the withdrawn Shelf Demand Offering reimburse the Parent in accordance with Section 2.04 for their portion of the expenses of such revoked Shelf Demand Notice, which portion shall be determined pro rata to the number of Registrable Securities of all the Holders and the Other Holders included in the Shelf Demand Notice that was withdrawn.

(d)                                 Limitation on Shelf Demand Offerings and Demand Registrations.  The Parent shall not be obligated to effect a Shelf Demand Offering unless the aggregate number of Registrable Securities to be included in such Shelf Demand Offering have a market value at least equal to (i) $100 million based on the most recent closing price of Parent Common Shares on the New York Stock Exchange or (ii) if less, all the remaining Parent Common Shares owned by the Holders and Other Holders participating in the Shelf Demand Offering.  Notwithstanding anything to the contrary in this Agreement, the Parent shall not be obligated to effect more than three Shelf Demand Offering during any fiscal quarter, regardless whether such Shelf Demand Offering is at the request of a Holder under this Agreement or an Other Holder under a similar agreement with such Other Holder, and the Parent shall not be obligated to facilitate more than one Shelf Demand Offering at one time.  For the avoidance of any doubt, a Shelf Demand Offering shall count against the number of Shelf Demand Offerings that the Parent is required to effect under this Agreement for the Holders if any of the Holders are participating in such Shelf Demand Offering, regardless whether such Holders initiated such Shelf Demand Offering.

(e)                                  Suspension of Shelf Registration Statement.  Notwithstanding anything to the contrary contained in this Agreement, the Parent shall be entitled to suspend the use of the Shelf Registration Statement for a period of time not to exceed 30 days in succession or 90 days in the aggregate in any 12-month period (a “Suspension Period”); provided that the Parent shall deliver a written certificate to the Holders and the Other Holders signed by either the Chief Executive Officer of the Parent or the Chief Financial Officer of the Parent, certifying that the Parent has determined, in its good faith judgment, that such action or proposed action (x) would adversely affect or interfere with any proposal or plan by the Parent or any of its affiliates to engage in any material financing or in any material acquisition, merger, consolidation, tender offer, business combination, securities offering or other material transaction or (y) would require the Parent to make an Adverse Disclosure.  Notwithstanding the foregoing, the Parent shall have the right, exercisable one time under this Section 2.01(e), to extend the successive 30-day or aggregate 90-day Suspension Period limitation for up to an additional 15 days, provided that the Parent shall deliver a written certificate to the Holders and the Other Holders signed by either the Chief Executive Officer of the Parent or the Chief Financial Officer of the Parent certifying that the Parent has a proposal or plan with respect to a material acquisition, merger, consolidation, tender offer, business combination or other strategic transaction and that, in its good faith judgment, such action would adversely affect or interfere with such proposal or plan.  Immediately upon receipt of such notice, the Holders and Other Holders covered by the Shelf Registration Statement shall discontinue the disposition of Registrable Securities under such Shelf Registration Statement until the requisite changes to the Prospectus have been made as required below.  Each Holder and Other Holder shall keep, and shall cause the Holders’ Counsel, to keep, confidential any communications received from the Parent regarding the suspension of the use of the Shelf Registration Statement.  The Parent agrees that it will terminate any such Suspension Period as promptly as reasonably practicable and will promptly notify the Holders and the Other Holders of such termination.  Upon the occurrence of any Suspension Period, the Two Year Period shall be extended by the number of days during the Suspension Period.

(f)                                    Lock-up.  If the Parent determines it is necessary to raise equity capital (a “Parent Equity Offering”), the Parent shall give notice to the Holders and the Holders shall not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Parent Common Shares or any securities convertible into or exercisable or exchangeable for Parent Common Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Parent Common Shares (regardless whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Shares or such other securities, in cash or otherwise) during the period beginning upon receipt by the Holders of such notice from the parent related to the Parent Equity Offering until 45 days after the closing of such Parent Equity Offering (such period, the “Lock-up Period”); provided that in no event will the Lock-up Period last for a period of longer than 52 days. Each Holder agrees that it will, if requested, enter into a customary lock-up agreement with the managing underwriter of the Parent Common Shares for 45 days after the closing of the Parent Equity Offering.  Each Holder shall keep confidential any communications received by it from the Parent regarding a Parent Equity Offering and Lock-up Period.  Upon the occurrence of any Lock-up Period, the Two Year Period shall be extended by the number of days during such Lock-up Period.  The Lock-up Period shall not apply to distributions of Parent

Common Shares or any security convertible into Parent Common Shares to limited partners of members or other investors of the Holders; provided that the Holders shall agree to not effect any such distribution until at least 30 days after the closing of the Parent Equity Offering.  Notwithstanding the foregoing, to the extent a Holder has, prior to the beginning of a Lock-up Period, entered into a swap, hedge, derivative or similar agreement requiring such Holder to deliver or transfer Parent Common Shares during such Lock-up Period, such delivery or transfer shall not be restricted by this Section 2.01(f).

Section 2.02.  Underwritten Offerings.  (a)  If the Holders desire to retain counsel in connection with an underwritten Shelf Demand Offering, the Holders may retain such counsel as they desire; provided that the Parent shall only be required to cooperate as described in this Agreement with one counsel representing all Holders and Other Holders, which initially shall be Simpson Thacher & Bartlett LLP or such other one counsel as the Holders and Other Holders shall agree and so notify the Parent (the “Holders’ Counsel”).

(b)                                 In the event that the underwriters desire to retain counsel in connection with an underwritten Shelf Demand Offering, the Holders shall cause the underwriters to retain underwriter’s counsel reasonably designated by the Parent (the “Designated Underwriters’ Counsel”).

Section 2.03.  Registration Procedures.  (a) Parent Obligations. Subject to the provisions of Sections 2.01, when the Parent is required to have an effective shelf registration statement in place that shall permit resales by the Holders of Registrable Securities, the Parent shall:

(i)                                     (A) in the case of a Shelf Demand Offering, or in the case of any Shelf Resale if requested by any of the Holders and to the extent required by law, prepare and file with the Commission a supplement to the related Prospectus to give effect to the sale of the Registrable Securities by the Holders and (B) furnish to each selling Holder, the Holders’ Counsel and the managing underwriter(s), if any, copies of such prospectus supplement; provided that before filing such prospectus supplement, the Parent will furnish to each selling Holder, the Holders’ Counsel and the managing underwriter(s), if any, copies of such prospectus supplement proposed to be filed, which will be subject to the reasonable review and comment of such counsel (such review to be conducted with reasonable promptness);

(ii)                                  in the case of a Shelf Demand Offering, or in the case of any Shelf Resale if requested by any of the Holders and to the extent required by law, prepare and file with the Commission such amendments, post-effective amendments and supplements to each Shelf Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Shelf Registration Statement (including the filing of the form of underwriting agreement to be used in connection with a Shelf Demand Offering), and cause the related Prospectus to be supplemented by any prospectus supplement or issuer free writing prospectus as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Shelf Registration Statement in accordance with the intended method or methods of distribution by the Holders;

(iii)                               in connection with any Shelf Demand Offering, use its commercially reasonable efforts to register or qualify or cooperate with the Holders participating in such Shelf Demand Offering, the managing underwriter(s), if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer or sale under the securities or “blue sky laws” of such jurisdictions as such Holder or underwriter shall reasonably request in writing and to keep each such registration or qualification (or exemption therefrom) effective during the period that such Shelf Registration Statement is required to be kept effective and to take any other action that may be necessary or advisable to enable such Holder or underwriter to consummate the disposition in such jurisdictions of the Registrable Securities, except that the Parent shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this paragraph (iii) be obligated to be so qualified, or (B) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(iv)                              notify in writing the Holders and the underwriters, if any, of the following events:

(1)                             any request by the Commission or any other governmental entity for amendments or supplements to the Shelf Registration Statement or related Prospectus or issuer free writing prospectus or for additional information, including the receipt of comments from the Commission;

(2)                             the issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings by any person for that purpose; and

(3)                             the receipt by the Parent of any notification with respect to the suspension of the qualification or exception from qualification of any

Registrable Securities for sale in any jurisdiction or the initiation or threat of any proceeding for such purpose; and

(4)                             when any supplement to the Prospectus and any amendments to the Prospectus shall have been filed,

(v)                                 (A)notify in writing the Holders, at any time when a Prospectus relating to the sale of Registrable Securities is required to be delivered under the Securities Act, upon discovery that the Shelf Registration Statement or the Prospectus included therein, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (B) upon such discovery and at the request of any Holder, prepare and file a supplement or amendment to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference or an issuer free writing prospectus related thereto, and furnish to such Holder a reasonable number of copies of such Prospectus or document as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (C) in the event the Parent gives a notice as described in clause (A) above, extend the Two Year Period by the number of days during the period starting on the date such notice is given and ending on the date when all Holders shall receive such a supplemented or amended Prospectus or such Prospectus shall have been filed with the Commission;

(vi)                              use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the Shelf Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, obtain the withdrawal of such order suspending the effectiveness of such Shelf Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the reasonably earliest practical date;

(vii)                           otherwise use reasonable best efforts to comply with all applicable rules and regulations of the Commission and any applicable national securities exchange, and make available to the Holders and the underwriters, if any, as soon as reasonably practicable (but not more than 18 months), an earnings statement of the Parent covering the period of at least 12 months, beginning with the first day of the Parent’s first full quarter after the Restriction Termination Date, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(viii)                        cooperate with the Holders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends) representing Registrable Securities to be sold under any Shelf Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriter(s) or selling Holders may request and keep available and make available to the Parent’s transfer agent prior to the effectiveness of such Shelf Registration Statement a supply of such certificates;

(ix)                                in connection with any underwritten Shelf Demand Offering, (i) enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and consistent with Parent’s past practice, (ii) make available Parent’s Chief Financial Officer or other appropriate officers for a customary due diligence call and otherwise use its reasonable best efforts to permit the underwriters and Designated Underwriters’ Counsel to timely complete customary due diligence review, (iii) use its reasonable best efforts to furnish customary 10b-5 letters and opinions of counsel to the Parent and updates thereof, addressed to each selling Holder of Registrable Securities and each of the managing underwriter(s), if any, covering the matters customarily covered by 10b-5 statements and such opinions in underwritten offerings, (iv) use its reasonable best efforts to obtain “comfort” letters and updates thereof from the independent certified public accountants of the Parent who have certified the financial statements included in such Shelf Registration Statement, addressed to each selling Holder of Registrable Securities (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession, in which case an “agreed-upon procedures” letter may be provided if permitted by applicable standards of the accounting profession) and each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings and (v) indemnification provisions and procedures substantially to the effect set forth in Section 2.05 hereof; provided, that, for the avoidance of any doubt, the Parent and any of its officers will not be required to participate in any marketing activities in connection with any Shelf Demand Offering or Shelf Resale, including without limitation road shows and conference calls with investors;

(x)                                   deliver to each selling Holder, and the managing underwriter(s), if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus and any issuer free writing prospectus related to any such Prospectuses) as such Persons may reasonably request in connection with the distribution of the Registrable Securities; and the Parent, subject to Section 2.03(b)(iii), hereby consents to the use of such Prospectus by each of the selling Holders and the managing underwriter(s), if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus;

(xi)                                provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Shelf Registration Statement from and after a date not later than the effective date of such Shelf Registration Statement; and

(xii)                             use its reasonable best efforts to list, on or prior to the Restriction Termination Date, all Registrable Securities covered by the Shelf Registration Statement on any securities exchange on which any of the Registrable Securities are then listed or traded and to maintain such listing during the Shelf Registration Period.

(b) Holder Obligations.  Each Holder agrees:

(i)                                     on or prior to the Restriction Termination Date, each Holder shall provide to the Parent (i) a customary completed selling shareholder questionnaire and (ii) an undertaking to update such questionnaire during the Shelf Registration Period promptly upon the occurrence of any change that results in such questionnaire containing an untrue statement or an omission to state a material fact.

(ii)                                  (A) to provide to Parent and any underwriter any information, documents and instruments from such Holder that the Parent or such underwriter reasonably requests in connection with the supplement to the related Prospectus, including a customary selling shareholder questionnaire and, in the case of a Shelf Demand Offering, the Holders’ duly executed counterpart of the underwriting agreement (the “Requested Information”), within two business days after the Shelf Demand Notice (or, in the case of a Shelf Resale, immediately upon request), (B) that the Parent may file the supplement to the related Prospectus covering only the Registrable Securities requested to be sold in the Shelf Demand Notice of those Holders that have provided the Requested information within the time period described in clause (A) above and excluding the Registrable Securities of the Holders that did not provide the Requested Information within such time period, and (C) that the failure to so include in any Shelf Registration Statement the Registrable Securities of a Holder shall not result in any liability on the part of the Parent to such Holder;

(iii)                               upon receipt of any notice from the Parent of the occurrence of any event of the kind described in Section 2.03(a)(v)(A), to forthwith (i) discontinue any disposition of Registrable Securities pursuant to the Shelf Registration Statement until (A) such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.03(a)(v) or (B) such supplemented or amended Prospectus has been filed with the Commission, and (ii) if so directed by the Parent, deliver to the Parent, at the Parent’s expense, all copies, other than permanent file copies, then in such Holder’s possession of the Prospectus covering Registrable Securities at the time of receipt of such notice; and

(iv)                              that no Holder or underwriter shall use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of Parent.

Section 2.04.  Registration Expenses.  The Holders shall, jointly and severally, pay their portion of all reasonable and documented out of pocket expenses incurred by the Parent in connection with filing of the Shelf Registration Statement, if any, and any related Prospectus and supplement thereto, any Shelf Demand Offerings and any Shelf Resales pursuant to this Agreement, including all (a) registration and filing fees and all fees and expenses of compliance with securities and “blue sky” laws, (b) fees and expenses associated with filings required to be made with The Financial Industry Regulatory Authority, (c) printing and copying expenses (including expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company), (d) messenger and delivery expenses, (e) fees and expenses of all independent certified public accountants and counsel (including with respect to “comfort” letters, 10b-5 letters and opinions) (f) fees and expenses of underwriters’ counsel that the applicable underwriting agreement states should be paid for by the Parent, and (g) all transfer taxes incurred or payable by each Holder in connection with sale of such Holder’s Registrable Securities.  The Holders’ portion of such expenses shall be determined pro rata to the number of Registrable Securities of all of the Holders and the Other Holders; provided that, with respect to a particular Shelf Demand Offering or Shelf Resale, the Holders’ portion of such expenses shall be determined pro rata to the number of Registrable Securities of all of the Holders and the Other Holders covered, or proposed to be covered, by such Shelf Demand Offering or Shelf Resale, regardless of whether such Shelf Demand Offering or Shelf Resale is effected.  The Parent will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Parent are then listed.

Section 2.05.  Indemnification.  (a) By the Parent.  The Parent agrees to indemnify and hold harmless, to the fullest extent permitted by law, (i) each Holder and, as applicable, its affiliates, officers, directors, employees, representatives and agents (collectively, the “Holder Indemnified Persons”) and

(ii) each person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any such Holder Indemnified Person, in each case, from and against all losses, claims, actions, judgments, damages, liabilities, costs and expenses, including reasonable expenses of investigation and reasonable attorneys’ fees and expenses (collectively, “Losses”) caused by, arising out of, resulting from, based on or relating to (A) any untrue statement or alleged untrue statement of a material fact contained in any Shelf Registration Statement, Prospectus or preliminary Prospectus or any amendment or supplement thereto, or any documents incorporated therein by reference, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case, except insofar as the same are caused by any information furnished in writing to the Parent by any Holder Indemnified Persons expressly for inclusion therein.  In connection with an Underwritten Offering and without limiting any of the Parent’s other obligations under this Agreement, the Parent shall also provide customary indemnities to (i) such underwriters and their affiliates, officers, directors, employees, representatives and agents (collectively, the “Underwriter Indemnified Persons”) and (ii) each person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any such Underwriter Indemnified Person to the same extent as provided above with respect to the indemnification (and exceptions thereto) of the Holder Indemnified Person and the person controlling such Holder Indemnified Persons.

(b)                                 By the Holders.  In connection with any Shelf Registration Statement in which a Holder of Registrable Securities is participating, the participating Holders will furnish to the Parent in writing information regarding the Holders’ ownership of Registrable Securities and their intended method of distribution thereof and, to the extent permitted by law, shall, severally and jointly, indemnify (i) the Parent and its affiliates, directors, officers, employees, representatives and agents (collectively, the “Parent Indemnified Persons”) and (ii) each person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any such Parent Indemnified Person against all Losses caused by (A) any untrue statement of material fact contained in the Shelf Registration Statement, Prospectus or preliminary Prospectus or any amendment or supplement thereto, or any documents incorporated therein by reference, or (B) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but, in each case, only to the extent that such untrue statement or omission is caused by any information furnished in writing by any Holder Indemnified Person expressly for inclusion therein.  Notwithstanding the foregoing, the Holders shall not be liable to the Parent for amounts in excess of the net amounts received by the Holders in the offering giving rise to such liability.  In connection with an Underwritten Offering and without limiting any of the other obligations of the Holders under this Agreement, the Holders shall also provide customary indemnities to (i) such Underwriter Indemnified Persons and (ii) each person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act)

any such Underwriter Indemnified Person to the same extent as provided above with respect to the indemnification (and exceptions thereto) of the Parent Indemnified Person and the person controlling such Parent Indemnified Persons.

(c)                                  Notice.  Any person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice on a timely basis.

(d)                                 Defense of Actions.  In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it that are different from or in addition to the defenses available to such indemnifying party or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such delay). In either event the indemnified party shall be reimbursed by the indemnifying party for the reasonable fees and expenses incurred in connection with retaining separate legal counsel; provided that, the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys for all the indemnified parties.  An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent.  No matter shall be settled by an indemnifying party without the consent of the indemnified party, which consent shall not be unreasonably withheld.

(e)                                  Survival.  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

(f)                                    Contribution.  If recovery is not available or insufficient to hold harmless an indemnified party in respect of any Losses under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such person would be entitled to such indemnification but for such reason or reasons.  In determining the amount of contribution to which the respective persons are entitled, there shall be considered the persons’ relative fault, relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and other equitable considerations appropriate under the circumstances.  It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.  Notwithstanding the foregoing, the Holders shall not be required to make a contribution in excess of the net amounts received by the Holders in the offering giving rise to such liability.

Section 2.06.  Termination of Registration Rights.  This Article II (other than Sections 2.04 and 2.05) will terminate on the date on which all Parent Common Shares subject to this Agreement cease to be Registrable Securities.

Section 2.07.  No Transfer of Registration Rights.  None of the rights of Holders under this Section shall be assignable by any Holder to any Person.

Section 2.08.  Authorization of the Holders’ Counsel.  The Holders hereby authorize the Holders’ Counsel to act on their behalf as set forth in this Agreement, including to provide on their behalf a Shelf Demand Notice and the information contained therein.

ARTICLE 3
MISCELLANEOUS

Section 3.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent, to:

PartnerRe Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke
HM 11
Bermuda
Attention: Amanda Sodergren
Facsimile No.:441 292 3060
E-mail:amanda.sodergren@partnerre.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York  10017
Attention: Richard J. Sandler
Facsimile No.: (212) 450-4224
E-mail: richard.sandler@davispolk.com

if to a Holder, to it and its counsel at their addresses, facsimile numbers or e-mail addresses set forth in Exhibit B hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 3.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

Section 3.03.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)                                 No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 3.04.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 3.05.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.   Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3.01 shall be deemed effective service of process on such party.  The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions in any manner provided by Applicable Law.

Section 3.06.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.07.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 3.08.  Entire Agreement.  This Agreement, the Securities Purchase Agreement, the Confidentiality Agreements (as defined in the Transaction Agreement) and, upon the entry into thereof at the Closing, the applicable Investor Agreement, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter of this Agreement.  Notwithstanding anything to the contrary in this Agreement, any sale by a Holder or underwriter of Registrable Securities under a Shelf Registration Statement shall be subject to the transfer restrictions set forth in the applicable Investor Agreement.

Section 3.09.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.10.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARTNERRE LTD.

By:	/s/ Amanda E. Sodergren
	Name:	Amanda E. Sodergren
	Title:	Chief Legal Counsel

Hellman & Friedman Capital Partners V (Cayman), L.P.
Hellman & Friedman Capital Partners V (Cayman Parallel), L.P.
Hellman & Friedman Capital Associates V (Cayman), L.P.

By:	Hellman & Friedman Investors V (Cayman), L.P., general partner of Hellman & Friedman Capital Partners V (Cayman), L.P. and Hellman & Friedman Capital Partners V (Cayman Parallel), L.P.

	By:	Hellman & Friedman Investors V (Cayman), Ltd., general partner of Hellman & Friedman Capital Associates V (Cayman), L.P. and Hellman & Friedman Investors V (Cayman), L.P.

By:	/s/ David Tunnell
	Name:	David Tunnell
	Title:	Vice President

[Signature page to Registration Rights Agreement]

Exhibit A

Plan of Distribution

This prospectus relates to the resale of our common shares by the selling shareholders named in this prospectus supplement. The selling shareholders may use this prospectus to resell from time to time such shares of common stock.

All costs, expenses and fees in connection with the registration of the common shares offered hereby will be borne by the selling shareholders. Underwriting discounts, brokerage commissions and similar selling expenses, if any, attributable to the sale of the securities covered by this prospectus will be borne by the respective selling shareholders.

The selling shareholders may sell under this prospectus the common shares which are outstanding at different times. The selling shareholders will act independently of us in making decisions as to the timing, manner and size of each sale. The sales may be made on any national securities exchange or quotation system on which the common shares may be listed or quoted at the time of sale, in the over-the-counter market or other than in such organized and unorganized trading markets, in one or more transactions, at:

•      fixed prices, which may be changed;

•      prevailing market prices at the time of sale;

•      varying prices determined at the time of sale; or

•      negotiated prices.

The common shares may be sold by one or more of the following methods in addition to any other method permitted under this prospectus:

•                  a block trade in which the broker-dealer so engaged may sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•      a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account;

•      an ordinary brokerage transaction or a transaction in which the broker solicits purchasers;

•      a privately negotiated transaction;

•      an underwritten offering;

•      securities exchange or quotation system sale that complies with the rules of the exchange or quotation system;

•      through short sale transactions following which the common shares are delivered to close out the short positions;

•      through the writing of options relating to such common shares; or

•      through a combination of the above methods of sale.

The selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell common shares covered by this prospectus, including in short sale transactions. If so, the third party may use common shares pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of common shares, and may use common shares received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of common shares. We will file a supplement to this prospectus to describe any derivative transaction effected by the selling shareholders and to identify the third party in such transactions as an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The selling shareholders may effect such transactions by selling the common shares covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire common shares for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the common shares covered by this prospectus for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times.

The selling shareholders and any broker-dealers that participate with the selling shareholders or third parties to derivative transactions in the sale of the common shares covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

We will make copies of this prospectus available to the selling shareholders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the common shares.

The selling shareholders also may resell all or a portion of their common shares in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided they meet the criteria and conform to the requirements of such exemption.

We will file supplements to this prospectus as required by item 508 of Regulation S-K to the extent applicable.

The selling shareholders are not restricted as to the price or prices at which they may sell their common shares. Sales of such common shares may have an adverse effect on the market price of the securities, including the market price of the common shares. Moreover, the selling shareholders are not restricted as to the number of common shares that may be sold at any time, and it is possible that a significant number of common shares could be sold at the same time, which may have an adverse effect on the market price of the common shares.

We and the selling shareholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common shares against certain liabilities, including liabilities arising under the Securities Act.

Exhibit B

Holder	Notice Address
Hellman & Friedman Capital Partners V (Cayman), L.P.	Address for notices(1): c/o Walkers SPV Limited Walker House, Mary Street, PO Box 908GT George Town, Grand Cayman, Cayman Islands	with a copy to: Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, CA 94304 USA Attention: William Brentani Facsimile No.: (650) 251-5002 E-mail: wbrentani@stblaw.com

Hellman & Friedman Capital Partners V (Cayman Parallel), L.P.
with a copy to:
Hellman & Friedman Capital Associates V (Cayman), L.P.	c/o Hellman & Friedman LLC One Maritime Plaza, 12th Floor San Francisco, CA 94111 Attention: Arrie R. Park Facsimile No.: 415 835 5408 E-mail: apark@hf.com	and Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 USA Attention: Peter J. Gordon Facsimile No.: (212) 455-2502 E-mail: pgordon@stblaw.com

(1) One notice address for all Holders under this Agreement (which are all entities of the same PE fund).